Exhibit 10.1

Zura Bio Limited

Executive Severance Benefit Plan

and Summary Plan Description

Effective September 24, 2025

Section 1.               Introduction.

The purpose of this Zura Bio Limited Executive Severance Benefit Plan (the “Plan”) is to provide for the payment of severance benefits to Eligible Employees in the event that such individuals become subject to certain involuntary terminations. This Plan document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

For purposes of the Plan, the following terms are defined as follows:

(a)            “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act.

(b)            “Base Salary” means base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect immediately prior to any reduction that would give rise to an Eligible Employee’s right to resign for Good Reason.

(c)            “Board” means the Board of Directors of the Company; provided, however, that if the Board has delegated authority to administer the Plan to the Compensation Committee of the Board, then “Board” shall also mean the Compensation Committee.

(d)            “Cause” means, unless otherwise provided in a Participation Agreement, with respect to a particular Eligible Employee, the occurrence of any of the following events: (i) such Eligible Employee’s conviction of or plea of nolo contendere with respect to any felony or any crime involving fraud or moral turpitude; (ii) such Eligible Employee’s attempted or actual participation (whether by affirmative act or omission) in a fraud or felonious act against the Company and/or its Affiliates; (iii) conduct by such Eligible Employee which, based upon a good faith and reasonable factual investigation by the Plan Administrator, demonstrates such Eligible Employee’s unfitness to serve; (iv) such Eligible Employee’s violation of any statutory or fiduciary duty, or duty of loyalty owed to the Company and/or its Affiliates and which has (or could reasonably be expected to have) a material adverse effect on the Company and/or its Affiliates; (v) such Eligible Employee’s violation of state or federal law in connection with such Eligible Employee’s performance of such Eligible Employee ’s job which has (or could reasonably be expected to have) a material adverse effect on the Company and/or its Affiliates; (vi) breach of any material term of any contract between such Eligible Employee and the Company and/or its Affiliates; or (vii) such Eligible Employee’s violation of any material Company policy. The determination of whether a termination is for Cause shall be made by the Plan Administrator in its sole and exclusive judgment and discretion.

(e)            “Change in Control” has the meaning set forth in the Equity Plan; provided, that for purposes of the Plan, the transaction also constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(f)            “Change in Control Period” means the time period beginning on the date of the Closing of a Change in Control and ending twelve (12) months following the Closing of the Change in Control.

(g)            “Change in Control Termination” means an Involuntary Termination that occurs within the Change in Control Period. For such purposes, if the events giving rise to an Eligible Employee’s right to resign for Good Reason arise within the Change in Control Period, and the Eligible Employee’s resignation occurs not later than thirty (30) days after the expiration of the Cure Period (as defined below), such termination shall be a Change in Control Termination.

(h)            “Closing” means the initial closing of the Change in Control as defined in the definitive agreement executed in connection with the Change in Control. In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.

(i)            “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(j)            “Code” means the Internal Revenue Code of 1986, as amended.

(k)            “Company” means Zura Bio Limited, a Cayman Islands exempted company, or as applicable, the surviving entity resulting from a Change in Control, or any other entity or person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company and/or assets of the Company which becomes bound by the terms of the Plan by operation of law or otherwise, without regard to whether or not such entity or person actively assumes the obligations hereunder and without regard to whether or not a Change in Control occurs. References to the “Company” herein shall be construed to mean the Company and/or an Affiliate thereof as the context requires.

(l)            “Disability” has the meaning set forth in the Equity Plan.

(m)            “Eligible Employee” means an employee of the Company or an Affiliate thereof at the Senior Vice President level or above who (i) has been designated as a participant in the Plan by the Board, either by name or by title, and (ii) has timely and properly executed and delivered a Participation Agreement. The Board may, in its discretion and from time to time, designate employees to be Eligible Employees under the Plan.

(n)            “Equity Plan” means the Zura Bio Limited 2023 Equity Incentive Plan, as amended from time to time, or any successor plan thereto.

(o)            “Good Reason” for an Eligible Employee’s resignation means the occurrence of any of the following events, conditions or actions taken by the Company without Cause and without such Eligible Employee’s consent: (i) a material reduction in such Eligible Employee’s level of Base Salary other than in connection with a comparable reduction affecting all similarly situated employees, or (ii) a relocation of such Eligible Employee’s principal place of employment that increases the Eligible Employee’s one-way commute by more than fifty (50) miles compared to the Eligible Employee’s one-way commute from such Eligible Employee’s location immediately prior to such relocation (other than reasonable business travel required as part of the job duties associated with such Eligible Employee’s position); provided, however, that in each case above, in order for the Eligible Employee’s resignation to be deemed to have been for Good Reason, the Eligible Employee must first give the Company written notice of the action or omission giving rise to “Good Reason” within ninety (90) days after the first occurrence thereof, the Company must fail to reasonably cure such action or omission within thirty (30) days after receipt of such notice (the “Cure Period”), and the Eligible Employee’s resignation must be effective not later than ninety (90) days after the expiration of such Cure Period.

(p)            “Involuntary Termination” means the termination of an Eligible Employee’s employment by the Company or any Affiliate other than for Cause (and other than due to death or Disability), or such Eligible Employee’s resignation for Good Reason.

(q)            “Participation Agreement” means an agreement between an Eligible Employee and the Company in substantially the form of Appendix A attached hereto, and which may include such other terms and conditions as the Plan Administrator deems necessary or advisable in the administration of the Plan or as the Plan Administrator may otherwise specify.

(r)            “Plan Administrator” means the Board prior to the Closing and the Representative upon and following the Closing.

(s)            “Regular Termination” means an Involuntary Termination that is not a Change in Control Termination.

(t)             “Representative” means one or more members of the Board or other persons or entities designated by the Board prior to or in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following the Closing as provided in Section 8(a).

Section 2.               Eligibility for Benefits.

(a)            Eligible Employee. An Eligible Employee shall be eligible to receive benefits under the Plan if (i) such Eligible Employee’s employment with the Company terminates due to an Involuntary Termination, provided that such Involuntary Termination occurs at least ninety-one (91) days following the commencement of their employment with the Company; and (ii) such Eligible Employee meets the other Plan eligibility requirements set forth in this Section 2. The determination of whether an Eligible Employee is eligible for benefits under the Plan shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.

(b)            Release Requirement. In order to be eligible to receive benefits under the Plan, the Eligible Employee also must execute a separation agreement containing a customary general waiver and release of all claims in favor of the Company and its Affiliates (in such form as may be provided by the Company) (the “Release”) within the applicable time period set forth therein, but in no event more than fifty-five (55) days following the date of the applicable Involuntary Termination (inclusive of any revocation period set forth in the Release), and such Release must become effective in accordance with its terms.

(c)            Plan Benefits Supersede Prior Benefits. This Plan shall supersede any other change in control or severance benefit plan, policy or practice previously maintained by the Company, and any change in control or severance benefits in any individually negotiated employment contract or other agreement between the Company and an Eligible Employee, in each case, to the extent that such change in control or severance benefit plan, policy or practice or individually negotiated agreement provides for severance benefits upon an Eligible Employee’s separation from the Company. Notwithstanding the foregoing, an Eligible Employee’s outstanding equity awards shall remain subject to the terms of the applicable equity plan under which such awards were granted that may apply upon a Change in Control and/or termination of such Eligible Employee’s service and no provision of the Plan shall be construed as to limit the actions that may be taken, or to violate the terms, thereunder.

(d)            Exceptions to Benefit Entitlement. An Eligible Employee will not be eligible to and will not receive benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:

(1)            The Eligible Employee voluntarily terminates employment with the Company without Good Reason, or the Eligible Employee’s employment is terminated by the Company for Cause or due to the Eligible Employee’s death or Disability. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.

(2)            The Eligible Employee voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an Affiliate.

(3)            Following an Involuntary Termination, the Eligible Employee is offered immediate reemployment by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, and the terms of such reemployment would not give rise to the Eligible Employee’s right to resign for Good Reason. For purposes of the foregoing, “immediate reemployment” means that the Eligible Employee’s employment with the successor to the Company or an Affiliate or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the Eligible Employee does not incur a lapse in pay or benefits.

(4)            The Eligible Employee is rehired by the Company or an Affiliate and recommences employment prior to the date benefits under the Plan are scheduled to commence.

Section 3.              Amount of Benefit.

(a)            Severance Benefits. Benefits under the Plan shall be provided to an Eligible Employee as set forth in the Eligible Employee’s Participation Agreement.

(b)            Additional Benefits. Notwithstanding the foregoing, the Company may, in its sole discretion, provide benefits to employees who are not Eligible Employees (“Non-Eligible Employees”) chosen by the Board, in its sole discretion, and the provision of any such benefits to a Non-Eligible Employee shall in no way obligate the Company to provide such benefits to any other Non-Eligible Employee, even if similarly situated. If benefits under the Plan are provided to a Non-Eligible Employee, references in the Plan to “Eligible Employee” (and similar references) shall be deemed to refer to such Non-Eligible Employee.

(c)            Certain Reductions. The Company, in its sole discretion, shall have the authority to reduce an Eligible Employee’s severance benefits, in whole or in part, by any other severance benefits, pay or benefits provided during a period following written notice of a plant closing or mass layoff, pay or benefits in lieu of such notice, or other similar benefits payable to the Eligible Employee by the Company or an Affiliate that become payable in connection with the Eligible Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other similar state law, or (ii) any Company policy or practice providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee’s employment, and the Plan Administrator shall so construe and implement the terms of the Plan. Any such reductions that the Company determines to make pursuant to this Section 3(c) shall be made such that any benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, agreement, policy or practice (e.g., any cash severance benefits under the Plan shall be reduced solely by any cash severance payments or benefits under such legal requirement, policy or practice). The Company’s decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee, even if similarly situated. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the legal requirement, policy or practice.

(d)            Parachute Payments. Any provision of the Plan to the contrary notwithstanding, if any payment or benefit an Eligible Employee would receive from the Company pursuant to the Plan or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (defined below). The “Reduced Amount” will be either (1) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in such Eligible Employee’s receipt, on an after-tax basis, of the greatest amount of the Payment. If a reduction in the Payment is to be made so that the Payment equals the Reduced Amount, (x) the Payment will be paid only to the extent permitted under the Reduced Amount alternative, and the Eligible Employee will have no rights to any additional payments and/or benefits constituting the Payment, and (y) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to the Eligible Employee. In the event that acceleration of vesting of equity award compensation is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Eligible Employee’s equity awards. In no event will the Company or any stockholder be liable to any Eligible Employee for any amounts not paid as a result of the operation of this Section 3(d). A professional accounting or tax firm chosen by the Company will perform the foregoing calculations. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. If the accounting or tax firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company and each Eligible Employee with documentation that no Excise Tax is reasonably likely to be imposed with respect to such Payment. Any good faith determinations of the accounting or tax firm made hereunder will be final, binding and conclusive upon the Company and the Eligible Employee.

Section 4.              Return of Company Property.

An Eligible Employee will not be entitled to any severance benefits under the Plan unless and until the Eligible Employee returns all Company Property. For this purpose, “Company Property” means all Company documents (and all copies thereof) and other Company property which the Eligible Employee has or has had in his or her possession at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).

Section 5.              Time of Payment and Form of Benefit.

(a)            Withholding; Offsets. All payments under the Plan will be subject to applicable withholding for federal, state, foreign, provincial and local taxes. If an Eligible Employee is indebted to the Company on his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

(b)            Section 409A.

 (1)            All severance benefits provided under the Plan are intended to satisfy the requirements for an exemption from application of Section 409A of the Code (together with the regulations and other guidance thereunder and any state law of similar effect, “Section 409A”) to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the severance benefits provided under the Plan are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly.

 (2)            Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under the Plan that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with an Eligible Employee’s termination of employment unless and until the Eligible Employee has also incurred a “separation from service,” as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”), unless the Company reasonably determines that such amounts may be provided to the Eligible Employee without causing the Eligible Employee to incur the adverse personal tax consequences under Section 409A.

 (3)            It is intended that (x) each installment of any benefits payable under the Plan to an Eligible Employee be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), and (y) all payments of any such benefits under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). However, if the Company determines that any such benefits payable under the Plan constitute “deferred compensation” under Section 409A and the Eligible Employee is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such benefit payments shall be delayed until the earlier of (1) the date that is six (6) months and one (1) day after the Eligible Employee’s Separation from Service and (2) the date of the Eligible Employee’s death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay the Eligible Employee a lump sum amount equal to the sum of the benefit payments that the Eligible Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

 (4)            In no event shall payment of any benefits under the Plan be made prior to an Eligible Employee’s termination date or prior to the effective date of the Release. If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the Eligible Employee’s Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Eligible Employee’s Separation from Service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective any earlier than the latest permitted effective date. If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, then except to the extent that payments may be delayed until the Delayed Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll date following the effective date of an Eligible Employee’s Release, the Company shall (A) pay the Eligible Employee a lump sum amount equal to the sum of the benefit payments that the Eligible Employee would otherwise have received through such payroll date but for the delay in payment related to the effectiveness of the Release and (B) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

Section 6.              Reemployment.

In the event of an Eligible Employee’s reemployment by the Company during the period of time in respect of which severance benefits pursuant to the Plan have been paid, the Company, in its sole and absolute discretion, may require such Eligible Employee to repay to the Company all or a portion of such severance benefits as a condition of reemployment.

Section 7.              Clawback; Recovery.

All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with the following, to the extent applicable and permissible under applicable law: (i) any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law and (ii) any other clawback policy that the Company otherwise adopts. In addition, the Plan Administrator may impose such other clawback, recovery or recoupment provisions as the Plan Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired common stock of the Company or other cash or property upon the occurrence of a termination of employment for Cause. No recovery of compensation under any clawback policy adopted by the Company will be an event giving rise to a right to resign for Good Reason, constructive termination or any similar term under any plan or agreement with the Company.

Section 8.              Right to Interpret and Administer Plan; Amendment and Termination.

(a)            Interpretation and Administration. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan, to remedy ambiguities, errors or omissions in the Plan, and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be final, binding and conclusive on all persons. The Plan Administrator may act under the Plan on a case-by-case basis, provided that the Plan Administrator’s decisions under the Plan need not be uniform with respect to Eligible Employees.

(b)            Amendment or Termination. The Company, by action of the Board, reserves the right to amend or terminate the Plan at any time, without advance notice to any Eligible Employee and without regard to the effect of the amendment or termination on any Eligible Employee or on any other individual; provided, however, that no such Plan amendment or termination shall affect an Eligible Employee’s right to benefits under the Plan in respect of an Involuntary Termination that occurs before the date of such amendment or termination without such Eligible Employee’s written consent. Any action amending the Plan shall be in writing and executed by the Board. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity. For the avoidance of doubt, in the event a Change in Control occurs during the term of the Plan, the Plan shall not terminate until the Change in Control Period has expired and any benefits payable have been paid.

Section 9.              No Implied Employment Contract.

The Plan shall not be deemed (i) to give any Eligible Employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any Eligible Employee or other person at any time, with or without cause, which right is hereby reserved. The Plan does not modify the at-will employment status of any Eligible Employee.

Section 10.           Legal Construction.

The Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the Cayman Islands.

Section 11.           Claims, Inquiries and Appeals.

(a)            Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). Such application or inquiry shall be in writing and shall be addressed to:

Zura Bio Limited

Board of Directors or Representative

Attn: Secretary

1489 W. Warm Springs Road, Suite 110

Henderson, NV 89014

(b)            Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1)            the specific reason or reasons for the denial;

(2)            references to the specific Plan provisions upon which the denial is based;

(3)            a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4)            an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 11(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c)            Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after receipt of the written or electronic notice that the application is denied. A request for a review shall be in writing and shall be addressed to:

Zura Bio Limited

Board of Directors

Attn: Secretary

1489 W. Warm Springs Road, Suite 110

Henderson, NV 89014

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)            Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial application determination. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1)            the specific reason or reasons for the denial;

(2)            references to the specific Plan provisions upon which the denial is based;

(3)            a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4)            a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e)            Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f)            Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 11(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 11(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Employee’s claim or appeal within the relevant time limits specified in this Section 11, the Eligible Employee may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA. Any legal action filed pursuant to ERISA Section 502(a) must be filed within one year of the date of the Plan Administrator’s denial of the Eligible Employee’s claim on appeal, and in the U.S. District Court for the Middle District of North Carolina.

Section 12.           Basis of Payments to and from Plan.

The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.

Section 13.           Other Plan Information.

(a)            Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 33-0903395. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 501.

(b)            Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c)            Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Zura Bio Limited

Attn: Secretary

1489 W. Warm Springs Road, Suite 110

Henderson, NV 89014

In addition, service of legal process may be made upon the Plan Administrator.

(d)            Plan Sponsor. The “Plan Sponsor” is:

Zura Bio Limited

1489 W. Warm Springs Road, Suite 110

Henderson, NV 89014

(e)            Plan Administrator. The Plan Administrator is the Board prior to the Closing and the Representative upon and following the Closing. The Plan Administrator’s contact information is:

Zura Bio Limited

Board of Directors or Representative

1489 W. Warm Springs Road, Suite 110

Henderson, NV 89014

The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

Section 14.           Statement of ERISA Rights.

Participants in the Plan (which is a welfare benefit plan sponsored by the Company) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(a)            Receive Information About Your Plan and Benefits.

 (1)            Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan Administrator with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

 (2)            Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies; and

 (3)            Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Eligible Employee with a copy of this summary annual report.

(b)            Prudent Actions by Plan Fiduciaries. In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Eligible Employees and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(c)            Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

 If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

 If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d)            Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Appendix A

Zura Bio Limited

Executive Severance Benefit Plan

Participation Agreement

Name:     ___________________

Section 1.              Eligibility.

You have been designated as eligible to participate in the Zura Bio Limited Executive Severance Benefit Plan (the “Plan”), a copy of which is attached as Annex I to this Participation Agreement (the “Agreement”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

Section 2.             Severance Benefits.

Subject to the terms of the Plan and this Agreement, if you are terminated in an Involuntary Termination, and meet all the other eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and provided that such Release becomes effective in accordance with its terms, you will receive the severance benefits set forth in this Section 2. Notwithstanding the schedule for provision of severance benefits as set forth below, the provision of any severance benefits under this Section 2 is subject to any delay in payment that may be required under Section 5 of the Plan.

(a)            Regular Termination. Upon a Regular Termination, you will be eligible to receive your then-current Base Salary for [[___________] (__)]1 months, payable in a lump sum on the Company’s first regular payroll payment date following the effective date of your Release.

(b)            Change in Control Termination. Upon a Change in Control Termination, you will be eligible to receive the following severance benefits. For the avoidance of doubt, in no event shall you be entitled to benefits under both Section 2(a) and this Section 2(b). If you are eligible for severance benefits under both Section 2(a) and this Section 2(b), you shall receive the benefits set forth in this Section 2(b) and such benefits shall be reduced by any benefits previously provided to you under Section 2(a).

 (1)           Cash Severance. You will be eligible to receive an amount equal to the sum of (i) [[___________] (__)]2 months (such period of months, the “CIC Severance Period”) of your then-current Base Salary, and (ii) [___]%3 of the target annual bonus, if any, established for you by the Board for the year in which your Change in Control Termination occurs, such sum to be payable in a lump sum on the Company’s first regular payroll payment date following the effective date of your Release, and in no event later than March 15 of the year following the year in which your Separation from Service occurs.

 (2)           Prorated Bonus. You will also be eligible to receive an annual bonus based on (and to the extent of) actual performance, as determined by the Board, for the year in which your Change in Control Termination occurs, prorated based on the number of days you were employed during such year and payable at the same time annual bonuses are generally paid to active Company employees for such year (but in no event later than March 15 of the year following the year in which your Separation from Service occurs).

1 Chief Executive Officer is twelve (12) months. C-suite and SVP participants are nine (9) months.

2 Chief Executive Officer is eighteen (18) months. C-suite and SVP participants are twelve (12) months.

3 Amount for Chief Executive Officer is 150%. Amount for C-suite and SVP participants is 100%.

 (3)           Payment of Continued Group Health Plan Benefits.

 (i)            If you timely elect continued group health plan continuation coverage under COBRA, the Company shall reimburse the [full amount] of your COBRA premiums, or shall provide coverage under any self-funded plan, on behalf of you for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, for the CIC Severance Period, but in no event after such time as you are eligible for coverage under a health, dental or vision insurance plan of a subsequent employer or your COBRA coverage otherwise ends (the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, or the provision of coverage under a self-funded group health plan, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period. For purposes of this Section, (A) references to COBRA shall be deemed to refer also to analogous provisions of state law and (B) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by you under a Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility.

(ii)            Notwithstanding the foregoing, if (A) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the COBRA coverage period to be, exempt from the application of Section 409A, (B) at any point during the COBRA Payment Period, the Company is otherwise unable to cover you or your eligible dependents under any of its group health plans, or (C) at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act or Section 105(h) of the Code), then in lieu of paying COBRA premiums on your behalf, the Company will instead pay to you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to your election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage during the COBRA Payment Period. For the avoidance of doubt, the COBRA continuation period under Section 4980B of the Code shall run concurrently with the period of continued group health plan coverage pursuant to this Section, and any Special Severance Payments provided are not required to be used for health coverage and shall end upon expiration of the COBRA Payment Period.

Section 3.             Acknowledgements.

As a condition to participation in the Plan, you hereby acknowledge each of the following:

(a)            The severance benefits that may be provided to you under this Agreement are subject to all of the terms of the Plan which is incorporated into and becomes part of this Agreement, including but not limited to the reductions under Section 3 of the Plan.

(b)            This Agreement and the Plan together supersede any change in control or severance benefit plan, policy or practice previously maintained by the Company that may have been applicable to you, including but not limited to any Participation Agreement previously provided to you, and any change in control or severance benefits in any individually negotiated employment contract or other agreement between you and the Company, in each case, to the extent that such change in control or severance benefit plan, policy or practice or individually negotiated agreement provides for severance benefits upon your separation from the Company.

(c)            You may not sell, transfer, or otherwise assign or pledge your right to benefits under this Agreement and the Plan to either your creditors or to your beneficiary, except to the extent permitted by the Plan Administrator if such action would not result in adverse tax consequences under Section 409A.

[Remainder of page intentionally left blank.]

To accept the terms of this Agreement and participate in the Plan, please sign and date this Agreement in the space provided below and return it to _____________________ no later than _________, ___.

Zura Bio Limited

By:
Title:

Eligible Employee	Date

Annex I

Zura Bio Limited Executive Severance Benefit Plan